Exhibit 99.1

Nov. 2, 2016	Edward Vallejo
Vice President, Financial Planning and Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and External Affairs
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2016 RESULTS

•

Third quarter 2016 GAAP diluted earnings per share was $0.83; adjusted diluted earnings per share was $1.05 (a non-GAAP measure), excluding the $0.22 per share impact of the Freedom Industries chemical spill binding global agreement in principle (the “Settlement”)

•	Revenue increased 3.8 percent to $930 million for the quarter

•	Closed and pending regulated acquisitions represent the addition of 78,500 customers

•	Narrowing and raising 2016 non-GAAP earnings guidance

VOORHEES, N.J., Nov. 2, 2016 – American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter and nine months ended Sept. 30, 2016.

“American Water’s employees delivered a strong quarter of business results,” said Susan Story, President and CEO of American Water. “We continued to invest in our customers’ critical water and wastewater infrastructure while improving operational efficiency to keep costs down. We continued our path to growth, with our closed and pending acquisitions representing the addition of 78,500 customers and we continued to provide solutions for local communities dealing with distressed water and wastewater systems.

“Also this week we reached a binding global agreement in principle for all consolidated claims arising from the 2014 Freedom Industries chemical spill in West Virginia, which we refer to as the Settlement. We firmly believe the suits brought against us are without merit and the Settlement is not an admission of liability or fault. It is in the best interests of our customers, our company, and especially our West Virginia employees, as it allows us to focus on serving our customers while reducing uncertainties and eliminating the distractions and potentially significant on-going expenses of federal and state litigation over the next several years.

“As a result of our performance to date, we are narrowing and raising our 2016 non-GAAP earnings guidance. If the Settlement charge of $0.22 per share is included in the range, our revised GAAP guidance is $2.59 - $2.64 per share. Our revised adjusted guidance without the Settlement is $2.81 - $2.86 per share, which is the upper end of our prior range, plus a penny.”

Consolidated Results

The company’s three and nine months ended results are included in the table below.

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	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Diluted earnings per share:
Net income attributable to common stockholders	$0.83	$0.96	(13.5%)	$2.05	$2.09	(1.9%)
Plus
Impact of Settlement	0.36	-		0.36	-
Tax Impact	(0.14)	-		(0.14)	-
Net Adjustment	0.22	-		0.22	-
Adjusted diluted earnings per share:	$1.05	$0.96	9.4%	$2.27	$2.09	8.6%

Both the quarter and nine months’ results were driven by continued growth in the Regulated Businesses from additional authorized revenue from investments, acquisitions and organic growth. Partially offsetting this was lower results in our Market-Based Businesses, mainly from lower capital upgrade revenue in the Military Services Group. On a GAAP basis, these results were partially offset by the $0.22 per diluted common share (“per share”) net impact from the Settlement.

For the first nine months of 2016, the company made capital investments of approximately $905 million, which included $24 million for regulated acquisitions. The majority of the remaining $881 million was in regulated operations, primarily for pipes, plants, and other needed investments related to reliable service.

American Water plans to invest $1.4 billion to $1.5 billion across its footprint in 2016, with the majority to improve its water and wastewater systems. Included in this range for the full year 2016 are the acquisitions expected to close this year. Closed and pending acquisitions represent the addition of approximately 78,500 new customers to the American Water footprint. This includes the 10,700 customers already acquired in 2016. Pending acquisitions include the wastewater system of the Municipal Authority of the City of McKeesport, Pa. which represents some 22,000 customers, including customers served through bulk contracts. Pending acquisitions also include the wastewater collection and treatment assets of the Sewer Authority of the City of Scranton, Pa. with approximately 31,000 wastewater customers, and the acquisition of Shorelands Water Company in New Jersey with approximately 11,000 customers. This acquisition activity is in addition to organic growth of 10,000 customers as of Sept. 30, 2016.

On Oct. 31, 2016, a federal court in West Virginia approved the Settlement for all consolidated claims in both federal and state courts arising from the Freedom Industries chemical spill on Jan. 9, 2014. The Settlement is not an admission of any liability or fault on the part of our company or employees. The Settlement resulted in $65 million in expense that was recognized in the third quarter and impacted earnings per share, after tax, by $0.22. The federal court has given the parties 30 days to finalize the terms of the Settlement and to obtain that court’s preliminary approval.

American Water has general liability insurance under a series of policies underwritten by a number of individual carriers. Two of these insurance carriers, which provide an aggregate of $50 million in insurance coverage, were requested, but presently have not agreed, to participate in the Settlement. The company and West Virginia American Water will vigorously pursue their rights to insurance coverage from these non-participating carriers for any contributions by West Virginia American Water to the Settlement. In this regard, West Virginia American Water has filed a lawsuit against one of these carriers alleging that the carrier’s failure to agree to participate in the Settlement constitutes a breach of contract, and the company will pursue mandatory arbitration against the other non-participating carrier.

Regulated Businesses

For the third quarter 2016, net income for the Regulated Businesses was $152 million, compared to $174 million for the same period in 2015. Excluding the impact of the Settlement, adjusted net income (a non-GAAP financial measure) was $191 million, compared to $174 million for the same period in 2015. These results were driven by additional authorized revenue and surcharges to support infrastructure investments, acquisitions and organic growth. Partially offsetting increased revenue was higher operations and maintenance (O&M) expense of $8 million (not including the Settlement), and higher depreciation and amortization expense of $7 million from infrastructure investments. On a GAAP basis, these results were partially offset by the $65 million pre-tax expense impact of the Settlement.

For the nine months ended Sept. 30, 2016, net income was $374 million, compared to $377 million for the same period in 2015. Excluding the impact of the Settlement, net income is $413 million, compared to $377 million for the same period in 2015. These results were primarily attributable to revenue growth of $93 million, or 4.5 percent, resulting from infrastructure investments, acquisitions and organic growth, partially offset by higher depreciation and amortization expense of $22 million from infrastructure investments. On a GAAP basis, these results were partially offset by the $65 million pre-tax expense impact of the Settlement.

For the first nine months of 2016, the company received approximately $74 million in additional annualized authorized revenues from general rate cases, step increases, and infrastructure charges. Following the close of the third quarter, additional annualized revenue of $9 million resulting from infrastructure surcharges in our Pennsylvania subsidiary became effective on Oct. 1, 2016. As of Nov. 2, 2016, the company was

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awaiting final orders or proposed settlements for general rate cases in five states, requesting approximately $97 million in total additional revenues, and $13 million in infrastructure charges. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

For the 12-month period ended Sept. 30, 2016, the adjusted O&M efficiency ratio (a non-GAAP financial measure) improved to 34.9 percent, compared to 35.8 percent for the 12-month period ended Sept. 30, 2015. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

Market-based Businesses

For the third quarter of 2016, the Market-based Businesses reported $7 million in net income, down $5 million compared to the $12 million reported for the third quarter of 2015. Likewise, for the first nine months of the year, the Market-based businesses reported $26 million in net income, down $5 million compared to the $31 million reported for the first nine months of 2015. The majority of this decrease was from lower earnings associated with capital upgrades in the Military Services Group compared to the prior year, due to completion of certain large projects in mid-2016 and reduced military base infrastructure budgets in 2016.

Dividend Declared

On Oct. 28, 2016, American Water’s board of directors declared a quarterly cash dividend payment of 37.5 cents per share of common stock, payable on Dec. 1, 2016, to all stockholders of record as of Nov. 9, 2016.

2016 Earnings Guidance

American Water is narrowing and raising its 2016 non-GAAP earnings guidance. If the Settlement charge of $0.22 per share is included in the range, the revised GAAP guidance is $2.59 - $2.64 per share. The revised adjusted guidance without the Settlement is $2.81 - $2.86 per share (a non-GAAP measure), which is the upper end of the prior range, plus a penny. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted earnings per share from continuing operations (“Adjusted EPS”), both as historical financial information and as earnings guidance. These items constitute “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with GAAP. Adjusted EPS is defined as GAAP diluted earnings per common share from continuing operations excluding the impact in the third quarter of 2016 of the Settlement. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these non-GAAP financial measures are useful to the company’s investors because they provide an indication of the company’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider them as indicators of the company’s performance. These items are derived from the company’s consolidated financial information but are not presented in its financial statements prepared in accordance with GAAP. The company’s definition of Adjusted EPS may not be comparable to the same or similar measures used by other companies, and, accordingly, these non-GAAP financial measures may have significant limitations on their use.

This press release includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of the Settlement, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

Set forth at the end of this release are tables that reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure.

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Third Quarter 2016 Earnings Conference Call

The third quarter earnings 2016 conference call will take place on Thursday, Nov. 3, 2016, at 9 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the earnings conference call, an audio archive of the call will be available through Nov. 10, 2016.  U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529.  International callers may listen by dialing 1-412-317-0088. The access code for replay is 10094124. The online webcast will be available at American Water’s investor relations homepage at http://ir.amwater.com through Dec. 3, 2016. After that, the archived webcast will be available for one year at http://ir.amwater.com.

About American Water

American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2016 earnings guidance, the outcome of pending acquisition activity, the amount of future capital investments, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates and other matters; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility regulations and policies; potential costs and liabilities of American Water for environmental and similar matters resulting from, among other things, the provision of water services to customers in the natural gas exploration and production market; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia, including matters pertaining to the Settlement; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes and tornadoes, and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers and attacks on, or infiltration of, its computer systems or other critical infrastructure; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with, or otherwise acquire, new customers in its Market-based Businesses, including with respect to the provision of water services to customers in the natural gas exploration and production market; cost overruns relating to improvements in or the expansion of its operations; our ability to maintain safe work sites; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; and civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events,

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changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In millions except per share data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenues	$930	$896	$2,500	$2,376
Operating expenses:
Operation and maintenance	432	364	1,131	1,024
Depreciation and amortization	119	111	350	327
General taxes	65	60	195	184
Gain on asset dispositions and purchases	(5)	-	(8)	(2)
Total operating expenses, net	611	535	1,668	1,533
Operating income	319	361	832	843
Other income (expenses):
Interest, net	(81)	(77)	(242)	(228)
Other, net	5	3	14	9
Total other income (expenses)	(76)	(74)	(228)	(219)
Income from continuing operations before income taxes	243	287	604	624
Provision for income taxes	95	113	237	247
Net income attributable to common stockholders	$148	$174	$367	$377

Basic earnings per share:
Net income attributable to common stockholders	$0.83	$0.97	$2.06	$2.10
Diluted earnings per share:
Net income attributable to common stockholders	$0.83	$0.96	$2.05	$2.09

Weighted average common shares outstanding
Basic	178	179	178	179
Diluted	178	180	179	180
Dividends declared per common share	$0.375	$0.34	$0.75	$0.68

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheets Information (Unaudited)

In millions

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$46	$45
Other current assets	755	612
Property, plant and equipment, net	14,559	13,933
Total regulatory and other long-term assets	2,611	2,651
Total Assets	$17,971	$17,241

Short-term debt	$951	$628
Current portion of long-term debt	53	54
Other current liabilities	924	851
Total long-term debt	5,853	5,874
Total regulatory and other long-term liabilities	3,754	3,664
Contributions in aid of construction	1,198	1,121
Total common stockholders' equity	5,238	5,049
Total Capitalization and Liabilities	$17,971	$17,241

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American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	For the Twelve Months Ended September 30,
	2016	2015

Total operation and maintenance expenses	$1,511	$1,369
Less:
Operation and maintenance expenses—Market-Based Businesses	391	337
Operation and maintenance expenses—Other	(42)	(53)
Total operation and maintenance expenses—Regulated Businesses	1,162	1,085
Less:
Regulated purchased water expenses	120	118
Allocation of non-operation and maintenance expenses	29	37
Impact of Settlement	65	-
Adjusted operation and maintenance expenses—Regulated Businesses (a)	$948	$930

Total operating revenues	$3,283	$3,108
Less:
Operating revenues—Market-Based Businesses	464	409
Operating revenues—Other	(17)	(19)
Total operating revenues—Regulated Businesses	2,836	2,718
Less:
Regulated purchased water revenues*	120	118
Adjusted operating revenues—Regulated Businesses (b)	$2,716	$2,600

Adjusted operation and maintenance efficiency ratio—Regulated Businesses (a)/(b)	34.9%	35.8%

* Calculation assumes purchased water revenues approximate purchased water expenses.

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Earnings Per Share (A Non-GAAP, unaudited measure)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Diluted earnings per share:
Net income attributable to common stockholders	$0.83	$0.96	(13.5%)	$2.05	$2.09	(1.9%)
Plus
Impact of Settlement	0.36	-		0.36	-
Tax Impact	(0.14)	-		(0.14)	-
Net Adjustment	0.22	-		0.22	-
Adjusted diluted earnings per share:	$1.05	$0.96	9.4%	$2.27	$2.09	8.6%

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American Water Works Company, Inc. and Subsidiary Companies

Revised Adjusted Earnings Guidance (A Non-GAAP, unaudited measure)

	2016
	Low End	High End

Revised Earnings Guidance, GAAP	$2.59	$2.64
Plus
Impact of the Settlement	0.36	0.36
Tax Impact	(0.14)	(0.14)
Revised Adjusted Earnings Guidance	$2.81	$2.86

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